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Exhibit 5.1

August 9, 2004

NeuroMetrix, Inc.
62 Fourth Avenue
Waltham, MA 02451

Re:
Legality of Securities to be Registered Under Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished in connection with the registration statement on Form S-8 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of the sale of up to an aggregate of 2,218,235 shares (the "Shares") of common stock, par value $0.0001 per share, of NeuroMetrix, Inc., a Delaware corporation (the "Company"), which may be issued under the NeuroMetrix, Inc. Amended and Restated 1998 Equity Incentive Plan, as amended, the NeuroMetrix, Inc. 2004 Stock Option and Incentive Plan and the NeuroMetrix, Inc. 2004 Employee Stock Purchase Plan (the "Plans").

In connection with rendering this opinion, we have examined (i) the Third Amended and Restated Certificate of Incorporation of the Company as on file with the Secretary of State of the State of Delaware, (ii) the Second Amended and Restated By-laws of the Company, (iii) such records of the corporate proceedings of the Company as we deemed material, (iv) the Registration Statement and the exhibits thereto and the related prospectus, (v) the Plans, and (vi) such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

We are attorneys admitted to practice in the Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America, the Commonwealth of Massachusetts and the Delaware General Corporation Law (which includes applicable provisions of the Delaware General Corporation Law and reported judicial decisions interpreting the Delaware General Corporation Law and applicable provisions of the Delaware Constitution), and express no opinion with respect to the blue sky or securities laws of any state, including, without limitation, Massachusetts and Delaware.

Based upon the foregoing, we are of the opinion that upon the issuance and delivery of the Shares against payment therefor in accordance with the terms of the Plans, the Shares will be legally issued, fully paid and nonassessable under the Delaware General Corporation Law.

The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

The opinions expressed herein are being furnished to you solely for your benefit in connection with the Registration Statement, and may not be used or relied upon by you for any other purpose. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Goodwin Procter LLP GOODWIN PROCTER LLP

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  Exhibit 5.1